Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: January 23, 2013

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Earnings for 2012

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three and twelve month periods ended December 31, 2012.  All share data has been adjusted to reflect the three-for-two stock split paid on November 9, 2012.

SUMMARY:
•	Horizon’s net income of $19.5 million for the twelve months ending 2012 surpasses the $12.8 million earned in the prior year and represents the highest annual net income in the Company’s history.
•
Fourth quarter 2012 net income was $5.2 million or $.56 diluted earnings per share, a 22% increase in diluted earnings per share compared to 2011.  In addition, this represents the highest quarterly net income in the Company’s history.

•	Horizon’s net income for 2012 was $19.5 million or $2.30 diluted earnings per share, a 52% increase in diluted earnings per share compared to the same period in 2011.
•	On July 17, 2012 Horizon completed its acquisition of Heartland Bancshares, Inc. (“Heartland”). On that date, Horizon recorded $229.5 million in assets and $218.7 million in liabilities.
•	As a result of the acquisition and organic growth, total assets increased to a record $1.8 billion at December 31, 2012, compared with $1.5 billion at December 31, 2011.
•	Total loans increased $207.5 million during 2012, consisting of $92.9 million in organic loan growth and $114.6 million net loans acquired from Heartland.
•	Total deposits increased $283.7 million during 2012, consisting of $72.5 million in organic deposit growth and $211.2 million in deposits acquired from Heartland.
•	Net interest income, after provisions for loan losses, for 2012 was $54.7 million compared with $42.8 million for 2011.
•	The provision for loan losses decreased to $3.5 million for the year ended December 31, 2012 compared to $5.3 million for 2011.
•	Net charge-offs in 2012 were $4.1 million compared to $5.5 million in 2011.
•
Substandard and 30 to 89 day delinquent loans in total decreased by $1.9 million during 2012 from $60.8 million at December 31, 2011 to $58.9 million at December 31, 2012 including $21.5 million at December 31, 2012 acquired from the Heartland merger.

•	Return on average assets was 1.13% in the fourth quarter of 2012 and 1.19% the year ended December 31, 2012.

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Pg. 2 cont. Horizon Bancorp Announces Record Earnings for 2012

•	Return on average common equity was 13.70% in fourth quarter 2012 and 14.72% for the year ended December 31, 2012.
•	Horizon Bank’s capital ratios continue to be well above the regulatory standards for well-capitalized banks.

Performance Highlights

Net income for the fourth quarter of 2012 was $5.2 million or $.56 diluted earnings per share, which reflects a 22% increase in diluted earnings per share over the $3.5 million or $.46 diluted earnings per share in the fourth quarter of 2011.  Net income for 2012 rose to $19.5 million or $2.30 diluted earnings per share, which reflects a 52% increase in diluted earnings per share over the net income of $12.8 million or $1.51 diluted earnings per share for 2011.

Craig M. Dwight, President and CEO, stated: “It was gratifying that in a year in which we made a substantial acquisition, the entire Horizon team maintained a strong focus on growing the bank’s established business that consequently contributed to increased shareholder value.  Our success in serving customers, expanding customer relationships and winning new customers led to organic year-over-year growth.  In addition to the growth provided by Heartland, we continued to expand Horizon’s size, scope, and access to new market opportunities in our other markets.”

“We believe Horizon’s continued success reflects our business expansion strategy and focus on a balanced mix of five revenue streams – business banking, retail banking, residential mortgage lending, mortgage warehouse lending and investment management.  Being somewhat counter-cyclical sectors in nature, these are designed to deliver consistent and stable performance over time.”

“In 2012, despite a sluggish economy and suppressed interest rates, all five business sectors delivered growth and strong performance.  Commercial lending, which was a key focus in 2012, grew significantly, particularly in the Indianapolis, Indiana and Kalamazoo, Michigan markets.  The midyear addition of Heartland’s Indianapolis area locations and the 2012 opening of a new commercial banking office in Indianapolis offer the potential to further expand commercial lending.”

Dwight continued, “Horizon had strong production in residential mortgage lending, and related increases from the gain on sale primarily of long-term, low fixed-rate loans which we did not retain in order to manage interest rate risk.  Also due to the active mortgage and refinancing market, our mortgage warehousing business, which generates low-cost capital for the Company, grew considerably in 2012.”

“We also continued our diligence in managing expenses.  Productivity enhancements in past years have contributed to Horizon’s efficiency in recent years and continue to support efficient growth.  We anticipate continuing productivity improvements related to the acquired Heartland business.  The ongoing low interest rate environment will continue to present challenges, however, we were satisfied with our ability to maintain net interest margin in 2012.”

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Pg. 3 cont. Horizon Bancorp Announces Record Earnings for 2012

The net interest margin was 4.16% in the fourth quarter of 2012, up from 3.95% for the three-month period ending December 31, 2011.  The net interest margin was 3.89% for the year ended December 31, 2012, up from 3.74% for 2011.  The increase in the margin in 2012 compared to 2011 was due to the recognition of approximately $1.5 million of interest income during the fourth quarter from the Heartland loan discounts along with the reduction in the rate paid on interest bearing liabilities.  Excluding the interest income recognized from the loan discounts, the margin would have been 3.81% and 3.79% for the three and twelve month periods ending December 31, 2012, respectively.

During the fourth quarter of 2012, residential mortgage loan activity generated $4.0 million in income from the gain on sale of mortgage loans, an increase of $1.5 million from the same period in 2011.

Lending Activity

Total loans increased by $207.5 million from $983.2 million at December 31, 2011 to $1.2 billion at December 31, 2012.  For 2012, commercial loans increased by $108.1 million, mortgage warehouse loans increased by $43.1 million, consumer loans increased by $23.7 million and residential mortgage loans increased by $32.6 million compared to December 31, 2011 loan levels.  The acquisition of Heartland increased total loans by $114.6 million, and Horizon generated an additional $92.9 million in net organic loan growth during 2012.

“In a very competitive environment for quality lending prospects, it was encouraging to demonstrate meaningful organic loan growth,” explained Dwight. “In addition, we made considerable progress in improving overall credit quality in 2012, measured by net charge-offs, which declined 25% in 2012 compared to the prior year, also lower loan delinquency, and effectively disposing of repossessed collateral and other real estate owned.”

“Although loans past due 30 to 89 days and non-performing loans increased primarily as a result of the acquisition, this was expected and we are working diligently with borrowers to resolve issues and return loans to current status.  We have deployed a seasoned expert in handling troubled loans to address these challenged credits.  Horizon is also seeing progress from its loan collection efforts.”

The provision for loan losses was $1.7 million for the fourth quarter of 2012, which was $877,000 more than the provision for the same period of the prior year.  For the year ended 2012, the provision for loan losses was $3.5 million, which was $1.8 million less than the provision for the prior year.  The higher provision for loan losses during the fourth quarter was related to organic growth in the Company’s loan portfolio and $431,000 of charge-offs related to the credit losses resulting from the Heartland loans acquired that exceeded the loan discounts recorded at the time of the acquisition.  As a percentage of total loans, non-performing loans were 1.97% on December 31, 2012, down from 2.08% on September 30, 2012, and 2.02% on December 31, 2011.

The ratio of allowance for loan losses to total loans decreased to 1.52% as of December 31, 2012 from 1.89% as of December 31, 2011.  The decrease in the ratio was primarily due to the increase in total loans resulting from the Heartland acquisition in which loans were recorded at fair value with no allowance allocated to them at December 31, 2012.

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Pg. 4 cont. Horizon Bancorp Announces Record Earnings for 2012

Non-performing loans totaled $23.8 million on December 31, 2012, down from $24.4 million on September 30, 2012, and up from $20.1 million on December 31, 2011.  The increase from December 31, 2011 was due to the Heartland acquisition.  Excluding Heartland, non-performing loans would have declined to $16.5 million at December 31, 2012 from $19.1 million at September 30, 2012.

At December 31, 2012, loans acquired in the Heartland acquisition represented $7.3 million in non-performing, $18.1 million in substandard and $3.4 million in delinquent loans, which compares to $5.3 million in non-performing, $20.0 million in substandard and $4.6 million in delinquent loans at September 30, 2012.

Other Real Estate Owned (OREO) totaled $2.6 million on December 31, 2012, representing no change from September 30, 2012, but down from $2.8 million on December 31, 2011. During the fourth quarter, eight properties with a book value of $866,000 as of September 30, 2012 were sold, and seven properties with a book value of $975,000 as of December 31, 2012 were transferred into OREO.  Another four properties were written down by $109,000.  On December 31, 2012, OREO was comprised of 20 properties. Of these properties, five totaling $1.3 million were commercial real estate and 15 totaling $1.3 million were residential real estate.

Expense Management

Total non-interest expense was $7.9 million higher for the year ending December 31, 2012 compared to 2011 and $2.8 million higher for the three months ending December 31, 2012 compared to the three months ending December 31, 2011.  Salaries and employee benefits increased $5.5 million for the year ending December 31, 2012 compared to 2011 and were $2.0 million higher for the three months ending December 31, 2012 compared to 2011.  These increases were primarily the result of changes to annual merit pay, employee benefits costs, commissions earned and bonus accruals.  In addition, compensation expense was higher due to the Heartland merger and directly related to Horizon’s investment in growth markets.  Included in 2012’s non-interest expense was approximately $1.5 million of transaction expenses related to the Heartland acquisition.

Outlook

Dwight concluded: “In an eventful year with numerous potential distractions, Horizon grew its existing banking business while integrating acquired assets and positioning the Company to pursue additional expansion opportunities.  In addition to the acquisition, Horizon opened two new full service branches: one in Valparaiso, Indiana, which was our third branch in this market, and relocated a loan and deposit office in Kalamazoo, Michigan.  We also opened the loan and deposit office in Indianapolis, Indiana, which grew total assets to $35 million in approximately six months of operations.”

“We very are diligent in analyzing opportunities before opening offices or branches.  We anticipate leasing an empty bank building in downtown Kalamazoo and opening a new office in the coming months to serve this strong-performing market.  We have also started construction on a branch in the Indianapolis suburb of Greenwood, Indiana.  When completed, we plan to relocate a current branch to this location, which we believe is far superior.”

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Pg. 5 cont. Horizon Bancorp Announces Record Earnings for 2012

“Horizon continues to consider opportunities to expand in our existing and new markets and to further leverage our capabilities and business model.  We remain focused on growing shareholder value, including returning a portion of earnings as cash dividends.  We were gratified that during a time of great uncertainty, speculation and volatility in the stock market, investors recognized and rewarded our performance with a significantly higher stock price.  We are making strategic investments in people and capabilities which, we believe, will allow us to be more productive and generate business, creating a balanced approach to building the Horizon franchise.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest Michigan through its commercial banking subsidiary, Horizon Bank, which also operates under the “Heartland Community Bank a Horizon Bank Company” name in certain markets.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2012	2012	2012	2012	2011
Balance sheet:
Total assets	$1,847,677	$1,846,776	$1,563,265	$1,546,831	$1,547,162
Investment securities	482,801	503,804	441,715	440,601	438,145
Commercial loans	460,471	447,414	356,549	350,463	352,376
Mortgage warehouse loans	251,448	244,233	215,478	213,152	208,299
Residential mortgage loans	189,714	176,553	156,675	155,550	157,141
Consumer loans	289,084	286,848	268,437	269,388	265,377
Earning assets	1,700,595	1,690,348	1,460,544	1,451,746	1,447,818
Non-interest bearing deposit accounts	208,650	211,935	136,979	138,618	130,673
Interest bearing transaction accounts	769,822	767,202	634,907	641,128	538,083
Time deposits	315,131	327,834	273,903	284,875	341,109
Borrowings	345,764	333,150	339,880	310,889	370,111
Subordinated debentures	32,331	32,282	30,722	30,699	30,676
Common stockholders' equity	146,468	143,362	118,112	113,738	108,965
Total stockholders’ equity	158,968	155,862	130,612	126,238	121,465

Income statement:	Three months ended
Net interest income	$17,003	$14,999	$13,006	$13,198	$13,592
Provision for loan losses	1,715	1,041	209	559	838
Other income	7,924	7,710	6,555	5,142	4,999
Other expenses	15,844	14,840	12,180	11,160	13,089
Income tax expense	2,198	1,978	2,262	2,008	1,142
Net income	5,170	4,850	4,910	4,613	3,522
Preferred stock dividend	(156)	(63)	(106)	(156)	(63)
Net income available to common shareholders	$5,014	$4,787	$4,804	$4,457	$3,459

Per share data:
Basic earnings per share	$0.58	$0.56	$0.65	$0.60	$0.47
Diluted earnings per share	0.56	0.54	0.62	0.59	0.46
Cash dividends declared per common share	0.10	0.10	0.09	0.09	0.08
Book value per common share	17.00	16.64	15.88	15.33	14.68
Tangible book value per common share	14.23	13.85	14.81	14.24	13.58
Market value - high	19.68	19.08	17.73	12.33	11.97
Market value - low	$16.54	$17.67	$11.76	$11.53	$10.82
Weighted average shares outstanding - Basic	8,617,466	8,503,475	7,434,537	7,422,860	7,421,544
Weighted average shares outstanding - Diluted	8,964,315	8,838,659	7,728,519	7,598,490	7,576,052

Key ratios:
Return on average assets	1.13%	1.09%	1.31%	1.23%	0.93%
Return on average common stockholders' equity	13.70	13.96	16.43	15.90	12.74
Net interest margin	4.16	3.79	3.79	3.87	3.95
Loan loss reserve to total loans	1.52	1.58	1.83	1.94	1.89
Non-performing loans to loans	1.97	2.08	2.07	2.11	2.02
Average equity to average assets	8.71	8.45	8.61	8.33	7.96
Bank only capital ratios:
Tier 1 capital to average assets	7.87	8.58	8.74	8.53	8.50
Tier 1 capital to risk weighted assets	10.91	11.25	12.01	11.82	11.86
Total capital to risk weighted assets	12.16	12.50	13.27	13.08	13.12

Loan data:
Substandard loans	$52,114	$57,079	$35,634	$46,643	$57,489
30 to 89 days delinquent	6,759	8,351	3,773	2,932	3,282

90 days and greater delinquent - accruing interest	$51	$109	$13	$28	$37
Trouble debt restructures - accruing interest	3,702	3,356	3,092	3,188	3,540
Trouble debt restructures - non-accrual	6,649	5,062	2,786	2,439	2,198
Non-accrual loans	13,374	15,887	14,925	15,451	14,368
Total non-performing loans	$23,776	$24,414	$20,816	$21,106	$20,143

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	December 31	December 31
	2012	2011
Balance sheet:
Total assets	$1,847,677	$1,547,162
Investment securities	482,801	438,145
Commercial loans	460,471	352,376
Mortgage warehouse loans	251,448	208,299
Residential mortgage loans	189,714	157,141
Consumer loans	289,084	265,377
Earning assets	1,700,595	1,447,818
Non-interest bearing deposit accounts	208,650	130,673
Interest bearing transaction accounts	769,822	538,083
Time deposits	315,131	341,109
Borrowings	345,764	370,111
Subordinated debentures	32,331	30,676
Common stockholders' equity	146,468	108,965
Total stockholders’ equity	158,968	121,465

Income statement:	Twelve months ended
Net interest income	$58,206	$48,113
Provision for loan losses	3,524	5,282
Other income	27,331	20,299
Other expenses	54,024	46,147
Income tax expense	8,446	4,186
Net income	19,543	12,797
Preferred stock dividend	(481)	(1,325)
Net income available to common shareholders	$19,062	$11,472

Per share data:
Basic earnings per share	$2.39	$1.55
Diluted earnings per share	2.30	1.51
Cash dividends declared per common share	0.38	0.31
Book value per common share	17.00	14.68
Tangible book value per common share	14.23	13.58
Market value - high	19.68	12.97
Market value - low	$11.53	$10.82
Weighted average shares outstanding - Basic	7,974,241	7,407,258
Weighted average shares outstanding - Diluted	8,271,177	7,588,394

Key ratios:
Return on average assets	1.19%	0.90%
Return on average common stockholders' equity	14.72	11.20
Net interest margin	3.89	3.74
Loan loss reserve to total loans	1.52	1.89
Non-performing loans to loans	1.97	2.02
Average equity to average assets	8.63	8.30
Bank only capital ratios:
Tier 1 capital to average assets	7.87	8.52
Tier 1 capital to risk weighted assets	10.91	11.89
Total capital to risk weighted assets	12.16	13.14

Loan data:
Substandard loans	$52,114	$57,489
30 to 89 days delinquent	6,759	3,282

90 days and greater delinquent - accruing interest	$51	$37
Trouble debt restructures - accruing interest	3,702	3,540
Trouble debt restructures - non-accrual	6,649	2,198
Non-accrual loans	13,374	14,368
Total non-performing loans	$23,776	$20,143

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2012	2012	2012	2012	2011
Commercial	$7,771	$8,058	$7,766	$8,435	$8,017
Real estate	3,204	2,974	2,946	3,025	2,472
Mortgage warehousing	1,705	1,716	1,695	1,694	1,695
Consumer	5,590	5,820	5,967	6,258	6,698
Unallocated	-	-	-	-	-
Total	$18,270	$18,568	$18,374	$19,412	$18,882

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	December 31	September 30	June 30	March 31	December 31
	2012	2012	2012	2012	2011
Commercial	$1,326	$334	$278	$(332)	$111
Real estate	143	205	113	59	118
Mortgage warehousing	-	-	-	-	-
Consumer	544	308	856	302	837
Total	$2,013	$847	$1,247	$29	$1,066

Total Non-performing Loans (Dollars in Thousands, Unaudited)
	December 31	September 30	June 30	March 31	December 31
	2012	2012	2012	2012	2011
Commercial	$10,693	$11,957	$8,796	$9,035	$7,958
Real estate	9,153	8,833	8,595	8,669	8,496
Mortgage warehousing	-	-	-	-	-
Consumer	3,930	3,624	3,425	3,402	3,689
Total	$23,776	$24,414	$20,816	$21,106	$20,143

Other Real Estate Owned and Repossessed Assets (Dollars in Thousands, Unaudited)
	December 31	September 30	June 30	March 31	December 31
	2012	2012	2012	2012	2011
Commercial	$1,337	$1,867	$688	$94	$1,092
Real estate	1,228	716	338	709	1,708
Mortgage warehousing	-	-	-	-	-
Consumer	11	72	43	86	49
Total	$2,576	$2,655	$1,069	$889	$2,849

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2012			December 31, 2011
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$3,094	$2	0.26%	$2,084	$1	0.19%
Interest-earning deposits	498	-	0.00%	2,591	1	0.15%
Investment securities - taxable	385,821	2,093	2.16%	340,407	2,371	2.76%
Investment securities - non-taxable (1)	126,265	1,024	4.68%	111,344	1,007	5.28%
Loans receivable (2)(3)(4)	1,157,474	17,341	5.97%	957,651	14,080	5.84%
Total interest-earning assets (1)	1,673,152	20,460	4.98%	1,414,077	17,460	5.04%

Noninterest-earning assets
Cash and due from banks	24,726			16,065
Allowance for loan losses	(18,049)			(19,208)
Other assets	135,803			99,631

	$1,815,632			$1,510,565

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,107,786	$1,403	0.50%	$882,213	$1,836	0.83%
Borrowings	293,200	1,531	2.08%	331,769	1,574	1.88%
Subordinated debentures	33,799	523	6.16%	31,446	458	5.78%
Total interest-bearing liabilities	1,434,785	3,457	0.96%	1,245,428	3,868	1.23%

Noninterest-bearing liabilities
Demand deposits	203,393			131,523
Accrued interest payable and other liabilities	19,317			13,372
Shareholders' equity	158,137			120,242

	$1,815,632			$1,510,565

Net interest income/spread		$17,003	4.02%		$13,592	3.80%

Net interest income as a percent of average interest earning assets (1)			4.16%			3.95%
_____________
(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loans fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2012			December 31, 2011
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$5,609	$13	0.23%	$20,307	$49	0.24%
Interest-earning deposits	2,770	6	0.22%	7,262	2	0.03%
Investment securities - taxable	365,693	8,814	2.41%	332,551	10,150	3.05%
Investment securities - non-taxable (1)	115,398	3,968	4.65%	111,934	4,073	5.20%
Loans receivable (2)(3)(4)	1,043,620	59,727	5.73%	862,498	50,340	5.84%
Total interest-earning assets (1)	1,533,090	72,528	4.83%	1,334,552	64,614	4.98%

Noninterest-earning assets
Cash and due from banks	19,365			15,834
Allowance for loan losses	(18,738)			(19,047)
Other assets	112,739			98,069

	$1,646,456			$1,429,408

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$992,880	$6,206	0.63%	$887,687	$8,346	0.94%
Borrowings	297,597	6,166	2.07%	261,255	6,334	2.42%
Subordinated debentures	32,408	1,950	6.02%	31,446	1,821	5.79%
Total interest-bearing liabilities	1,322,885	14,322	1.08%	1,180,388	16,501	1.40%

Noninterest-bearing liabilities
Demand deposits	165,340			119,504
Accrued interest payable and other liabilities	16,190			10,841
Shareholders' equity	142,041			118,675

	$1,646,456			$1,429,408

Net interest income/spread		$58,206	3.75%		$48,113	3.58%

Net interest income as a percent of average interest earning assets (1)			3.89%			3.74%
______________
(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loans fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	December 31	December 31
	2012	2011
	(Unaudited)
Assets
Cash and due from banks	$30,735	$20,447
Investment securities, available for sale	482,801	431,045
Investment securities, held to maturity	-	7,100
Loans held for sale	13,744	14,090
Loans, net of allowance for loan losses of $18,270 and $18,882	1,172,447	964,311
Premises and equipment	42,184	34,665
Federal Reserve and Federal Home Loan Bank stock	13,333	12,390
Goodwill	19,748	5,910
Other intangible assets	4,048	2,292
Interest receivable	7,716	6,671
Cash value life insurance	35,192	30,190
Other assets	25,729	18,051
Total assets	$1,847,677	$1,547,162

Liabilities
Deposits
Non-interest bearing	$208,650	$130,673
Interest bearing	1,084,953	879,192
Total deposits	1,293,603	1,009,865
Borrowings	345,764	370,111
Subordinated debentures	32,331	30,676
Interest payable	560	596
Other liabilities	16,451	14,449
Total liabilities	1,688,709	1,425,697

Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, $.01 par value, $1,000 liquidation value
Authorized, 1,000,000 Series B shares
Issued 12,500 and 12,500 shares	12,500	12,500
Common stock, no par value
Authorized, 22,500,000 shares
Issued, 8,693,471 and 7,450,794 shares
Outstanding, 8,617,466 and 7,421,544 shares	-	-
Additional paid-in capital	31,965	11,736
Retained earnings	105,402	89,387
Accumulated other comprehensive income	9,101	7,842
Total stockholders’ equity	158,968	121,465
Total liabilities and stockholders’ equity	$1,847,677	$1,547,162

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$17,341	$14,080	$59,727	$50,340
Investment securities
Taxable	2,095	2,373	8,833	10,201
Tax exempt	1,024	1,007	3,968	4,073
Total interest income	20,460	17,460	72,528	64,614
Interest Expense
Deposits	1,403	1,836	6,206	8,346
Borrowed funds	1,531	1,574	6,166	6,334
Subordinated debentures	523	458	1,950	1,821
Total interest expense	3,457	3,868	14,322	16,501
Net Interest Income	17,003	13,592	58,206	48,113
Provision for loan losses	1,715	838	3,524	5,282
Net Interest Income after Provision for Loan Losses	15,288	12,754	54,682	42,831
Other Income
Service charges on deposit accounts	993	742	3,470	3,164
Wire transfer fees	249	207	892	619
Interchange fees	895	689	3,122	2,594
Fiduciary activities	1,069	1,072	3,997	3,983
Gain on sale of securities	-	23	2	1,777
Gain on sale of mortgage loans	4,002	2,463	14,123	6,449
Mortgage servicing income net of impairment	329	(424)	234	267
Increase in cash value of bank owned life insurance	265	230	1,025	891
Death benefit on officer life insurance	-	-	-	453
Other income	122	(3)	466	102
Total other income	7,924	4,999	27,331	20,299
Other Expenses
Salaries and employee benefits	7,976	5,963	28,383	22,875
Net occupancy expenses	1,313	1,091	4,529	4,267
Data processing	834	556	2,717	2,006
Professional fees	507	458	1,990	1,497
Outside services and consultants	692	520	2,313	1,741
Loan expense	1,397	1,310	4,276	3,586
FDIC insurance expense	310	276	1,108	1,220
Other losses	118	1,018	619	2,383
Other expenses	2,697	1,897	8,089	6,572
Total other expenses	15,844	13,089	54,024	46,147
Income Before Income Tax	7,368	4,664	27,989	16,983
Income tax expense	2,198	1,142	8,446	4,186
Net Income	5,170	3,522	19,543	12,797
Preferred stock dividend and discount accretion	(156)	(63)	(481)	(1,325)
Net Income Available to Common Shareholders	$5,014	$3,459	$19,062	$11,472
Basic Earnings Per Share	$0.58	$0.47	$2.39	$1.55
Diluted Earnings Per Share	0.56	0.46	2.30	1.51

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